Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121
Community Bank System, Inc.
Completes Merger with Merchants Bancshares, Inc.

SYRACUSE, N.Y. — May 12, 2017 — Community Bank System, Inc. ("Community Bank System") (NYSE: CBU), the parent company of Community Bank, N.A., announced today that it completed its merger with Merchants Bancshares, Inc. ("Merchants") (NASDAQ: MBVT) and its banking subsidiary, Merchants Bank, on May 12, 2017.  As a combined financial institution, Community Bank System will have approximately $11.0 billion in assets and $8.9 billion in deposits, and expand its banking footprint across the State of Vermont and into Western Massachusetts.

Mark E. Tryniski, President and Chief Executive Officer of Community Bank System commented, "We are excited to welcome the customers, employees, and stockholders of Merchants to Community Bank.  Merchants Bank has a rich tradition of community banking and serving its local communities and that tradition will continue.  Community Bank is pleased to be expanding its footprint into New England and is committed to our new employees and customers and the communities in which they live and work.  With this acquisition, we open a new chapter as a financial institution with over $10 billion in assets and are well positioned for the opportunities that lie ahead."

In conjunction with the closing of the merger, two Merchants directors, Jeffrey L. Davis, the former Chair of the Board of Directors of Merchants, and Raymond C. Pecor, III, have been appointed to the Boards of Directors of Community Bank System, Inc. and Community Bank, N.A.

Under the terms of the Agreement and Plan of Merger ("Merger Agreement"), Merchants stockholders were entitled to elect the form of merger consideration to be received in the transaction.  Most of the Merchants stockholders who submitted election forms by the election deadline of May 9, 2017 made the "all-stock" election to receive their merger consideration solely in the form of shares of Community Bank System common stock.  The Exchange Agent, American Stock Transfer & Trust Company, LLC, is in the process of determining the allocation and proration of the merger consideration in accordance with the Merger Agreement, and the final results will be reported in a separate press release as soon as the information becomes available.

About Community Bank System, Inc.
Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A.  In addition to a full range of retail and business banking services, the Company offers comprehensive financial planning, insurance and wealth management services.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration and trust services, and actuarial and other consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.